Exhibit 14.1

/ 1 \ AMERICA'S a CAR - MART

CONTENT


AMERICA'S
CAR-MART

The Car-Mart Code

Introduction to Car-Mart Code 4
Our Values 5
Code of Conduct Scope 6
Build Trust and Credibility 7
Enforcement 7

Doing the Right Thing

Our Responsibilities 9
Leaders' Responsibilities 10
Making Good Decisions 11

Speaking Up

Asking Questions and Reporting Concerns 13
How to Reach out - Reporting Channels 14
Commitment to Non Retaliation 15

Taking Care of One Another

Respect for the Individual 17
Non-Discrimination 18
Anti-Harassment 19
Violence Prevention 20
Workplace Safety 20

Being Accountable

Competition 22
Anti Money Laundering 23
Avoiding Conflicts of Interest 24
Gifts and Entertainment 25
Theft or Fraud 25
Selection of Third Parties 26

Consumer Finance

Protecting Our Customers 28
Consumer Privacy 29
Complaint Management 30

Safeguarding Our Resources

Proprietary and Confidential Information 32
Proper Use of Electronic Media 33
Third Party Information Privacy 34
Accurate Financial Records 35
Manage Records Properly 36
Insider Trading 37

Commitment to Community

Political Activities & Contributions 39
Charitable Contributions 39
Social and Environmental Responsibilities 40
Resources 41

WELCOME MESSAGE First and foremost, thank you for being a part of America's Car - Mart . Our journey towards becoming the best auto sales and finance company is a team effort, and every one of you plays an integral part of the company's success . Our reputation is built on a foundation of four core values : Integrity, Respect, Compassion, and Excellence . These values should serve as a guide illuminating the path we ought to walk, especially when the road gets complex . Our Code of Conduct is more than just a collection of guidelines ; it embodies our commitment to these values . While this Code may not have the answer for every scenario you'll encounter, it serves as an invaluable resource to help you make ethical and smart decisions . The responsibility to be familiar with this Code isn't a mere formality - it's a condition of employment and commitment to live out our mission, vision and values . When we understand and adhere to our Code of Conduct, we arm ourselves with the know - how to uphold this commitment, even in the most challenging situations . As we continue our work in the communities we serve, it's our collective actions that define us . By consistently applying both the spirit and the letter of this Code of Conduct, we're not just following rules ; we're actively contributing to our legacy as a trustworthy, customer focused company. Thank you for committing to the journey ahead and for making America's Car - Mart a truly exceptional place to work . ೦ 7 Doug Campbell President and CEO Page 3

INTRODUCTION TO THE CAR - MART CODE Our Company is built upon a foundation of strong core values and business practices . We are fully committed to serving our customers and employing individuals with personal standards consistent with those core values . Our Code of Conduct and Ethics is designed to deter wrongdoing and build trust through : • Honest, ethical, and professional conduct • Full, fair, accurate, timely, and understandable disclosure in reports and documents • Compliance with applicable laws and regulations • Prompt internal reporting of violations of this Code • Accountability for living the Code Acting consistently within our values will help guide our conduct in our business . We are committed to doing business the right way, every day . Our Code is representative of who we are and demonstrates how we practice our values in our daily work . Consistently living this Code builds trust . While the Code may not describe every situation that may arise, using common sense and good judgement will help you in your decision making . If you are unsure of how this applies, it is your responsibility to seek guidance . Page 4 IF IN DOUBT - REACH OUT Contact your Supervisor, Next level, AOM, Department Head, Associate Support, Legal Dept, Compliance Dept, or the Ethics and Compliance Hotline.

OUR VAL UES These are the guiding forces behind what we strive to meetings them in do each day . We start company by reciting these items and include our training materials, classes, and posters at each dealership. It is part of our DNA. As our business and the industry have changed over the years, our four core values are the same as they were at our founding in 1981 . These values - Integrity , Respect , Compassion , and Excellence - instill trust in all we encounter . We commit to providing accessible financing and affordable vehicles to our customers . This customer experience becomes more memorable and rewarding when it is wrapped up in our values . We ensure that these values remain with every customer and every transaction, and that builds trust . Integrity Respect Compassion Excellence THE CAR - MART CODE Page 5

CODE OF CONDUCT SCOPE Our Code applies to all associates of America's Car - Mart . It also applies to Car Mart's board members when they are acting in their capacity as our directors . our service providers and of the Company to read and We expect contractors understand this Code and act in accordance with our values. Car - Mart conducts business in many states around the country. As result, the number of laws and regulations that affect Car - Mart increases and becomes more complex each year . As our business continues Code of Conduct will be to grow, this reviewed and updated to reflect all necessary changes. ho does the the Code apply to? "I Associates Management Executives Board Members Contractors Service Providers Page 6 THE CAR - MART CODE

Build Trust and Credibility At Car - Mart, the foundation of our success lies in the trust and confidence we foster among our associates, customers, service providers, and shareholders. Our credibility stems not just rom f what we say, but more importantly from what we do. We commit to achieving our goals through ethical conduct, transparency, and unwavering integrity. Every action we take is a testament to our dedication to these values. of the Car - Mart encourage each member navigate our day - to - day responsibilities, we As we to reflect on these questions: family • Does this action strengthen trust and credibility for Car - Mart? • Will it contribute to a sustainable and positive environment where Car - Mart can thrive long - term? • Can I commit to this action wholeheartedly and follow through responsibly? Affirmative answers to these questions guide us in reinforcing the pillars of trust and credibility essential to our collective success . Remember, our actions speak louder than our words . By consistently aligning our actions with our values, we not only uphold but also elevate the esteemed reputation of Car - Mart and build trust with each other and our communities . ENFORCEMENT To maintain the highest standards of integrity, we must dedicate ourselves to complying with our Code, Company policies, procedures, applicable laws, and regulations . Violations of our Code not only damage our Company's standing in the communities we serve - they may also be illegal. to up response to violations, The Company will take the appropriate disciplinary action in government be subject to and including termination. In addition, Associates involved may criminal and/or civil liability. fines, THE CAR - MART CODE 1 1 Pa g 1 e 7 1

OUR RESPONSIBILITIES DOING THE RIGHT THING As a Car - Mart Associate, you must comply with the letter and the spirit of our Code . This means you must understand and comply with all policies, laws, and regulations, even if business performance pressures you otherwise . Our Code also requires you to seek guidance if you have questions or concerns and to cooperate fully in any investigation of suspected violations of the Code that may arise . Periodically, you will be asked to provide a written certification that you have reviewed and understand the Company's Code of Conduct, comply with its standards, and are not personally aware of any violations of the Code by others . This certification is your pledge to live up to our Code and its expectations as well as committing to promptly raising concerns about any situation that you think may violate our Code . Associates who violate our Code put themselves, fellow Associates, and our Company at risk . Ethics and Compliance Reporting Hotline 1 - 800 - 435 - 5858 The Company's reputation for honesty is one of its greatest strengths . Associates at all levels are expected to maintain the highest level of integrity in all dealings with our customers, service providers, and fellow Associates . Our credibility with our customers and service providers is the most essential element in our relationship with them . Unfortunately, it is no secret that the used car industry has been stereotyped with a reputation for being less than completely honest . With that in mind, we take our company value of integrity very seriously . Any intentional misrepresentation or any omission of pertinent facts by an Associ ate is grounds for disciplinary action . Page 9

LEADERS' RES PONSIBILITIES DOING THE RIGHT THING An important part of a leader's responsibility is to exemplify our Company values and exhibit the highest standards of conduct . Leaders must communicate the seriousness of our Company's expectations for ethical conduct and their own personal support of these expectations by holding everyone accountable for making sound judgments . Leaders must be alert to any situations or actions that may be unethical or potentially damaging to our reputation . They must take prompt action to address such situations and be careful to avoid even the appearance of implicit approval . Associates who supervise others have an important responsibility to lead by example and maintain the highest standards of behavior . If you supervise others, you should create an environment where Associates understand their responsibilities and feel comfortable raising issues and concerns without fear of retaliation . If an issue is brought to your attention, you must take prompt action to address the concerns, partnering with Associate Support as needed to ensure problems are corrected . You must also make sure that each Associate under your supervision understands our Code and the policies, laws and regulations that affect our workplace . Most importantly, you must ensure that Associates understand that business performance is never more important than ethical business conduct . PogelO

Making Good Decisions Recognizing potential ethical issues, or even the perception of issues, and doing the right thing in all Car - Mart business activities is your responsibility . DOING THE RIGHT THING When engaging in business activities for the Company, consider the following: ► abou t Wha t feel s planne d th e right or action ? wrong Ź Ź Ź Is the planned action consistent with the Code, Company policies, laws and regulations? How will the planned action appear to your manager, Company executives, the Board, or the general public? Would another person's input help to evaluate the planned action? Page 11

You are obligated to report violations, or suspected violations, of the Code, the law, or any other Company policy or procedure. If you have questions, concerns, or need to report a known or suspected violation, you should discuss it with your manager, any member of your management team, Legal, Compliance, or Associate Support. You may also contact the Ethics and Compliance Reporting Hotline to confidentially report your concern. You may be subject to discipline, up to and including termination if you fail to speak up. Ethics and Compliance Reporting Hotline 1 - 800 - 435 - 5858 SPEAKING UP Pagel3

I • I Your immediate supervisor (or manager) Your next - level manager Your Area Operations Manager or Department Head Your Regional Associate Support Manager Associate Support Department Compliance Department Legal Department Email ethics@car - mart.com Compliance and Ethics Reporting Hotline {1 - 800 - 435 - 5858} 1111 Page14 If you have questions, concerns, or need to report a known or suspected violation, contact the Compliance and Ethics Hotline at 1 {800)435 - 5858, where you can report your concern and anonymously. confidentially espect for the Individual TAKING CARE OF ONE ANOTHER We hold a deep - seated belief that every individual deserves a work environment characterized by dignity and respect . This belief is more than just a principle ; it is a cornerstone of our culture . By nurturing an atmosphere of respect, we unlock the fullest potential of our associates, directly contributing to Car - Mart's success . We encourage energy and creativity of all our Associates, where autonomy and trust fuel our collective success and drive change . We are committed to ensuring that none of the invaluable diverse talents of our team are overlooked or underutilized . Car - Mart is dedicated to maintaining a workplace that exemplifies equality and inclusivity . We oppose discrimination in all its forms and do not tolerate abusive, offensive, or harassing behavior . Our commitment to equality is unwavering, ensuring a respectful, safe, and supportive environment for every associate . We urge any associate who experiences or witnesses harassment or discrimination to speak up and report these incidents to their manager, associate support, or by calling the Ethics and Compliance Reporting Hotline . Pagel?

Non - Discrimination TAKING CARE OF ONE ANOTHER We recognize that highly productive and diverse Associates are essential to our success and should be given opportunities to flourish in a barrier free, non - discriminatory environment . We will conduct all employment practices including activities relating to recruiting, hiring, benefits, leaves of absence, training, transfer, promotion, job assignments, compensation, corrective action, and termination in a non - discriminatory manner . We conduct business without regard to, and do not discriminate because of, an Associate's race, color, religion, creed, sex, gender identity, sexual orientation, age, disability, pregnancy, national origin, genetic information, or ancestry, as well as citizenship, marital, veteran, and family and medical leave status or any other status protected by law . A The Car - Mart Discrimination & t - >, Harassment Policy _ Page18

Anti-Harassment

Every Associate has a right to a work environment free from harassment, regardless of whether the harasser is a coworker, manager, customer, or service provider. Harassment can include any behavior (verbal, visual or physical) that creates an intimidating, offensive, abusive, or hostile work environment. In addition, any harassment that either impacts or influences wages, hours, working conditions or employment advantages is specifically prohibited.

Unlawful harassment includes harassment based on race, color, religion, creed, sex, gender identity, sexual orientation, age, disability, national origin, or ancestry, as well as citizenship, marital, veteran, and family and medical leave status, or any other status protected by law. Sexual harassment includes harassment of a sexual nature of a person of the same or opposite gender as the harasser.

[The Car-Mart Discrimination & Harassment Policy]

SPEAK UP

You overhear a group of coworkers making jokes about another employee's religious beliefs in the break room.

Politely ask your coworkers to stop the conversation, reminding them that jokes about someone's religion can be offensive and constitute harassment. Report the incident to your manager, Associate Support, or by calling the **Ethics and Compliance Reporting Hotline** if the behavior continues.





TAKING CARE OF ONE ANOTHER

Page 19

Page 20 TAKING CARE OF ONE ANOTHER Our Company strives to provide a safe and healthy workplace for Associates, customers, and visitors to its premises . All managers have responsibility for ensuring proper safety and health conditions for their Associates as well as are committed to maintaining industry standards in all areas of Associate safety and health . To support this commitment, Associates are responsible for observing all safety and health rules, practices and laws that apply to their jobs, and for taking precautions necessary to protect themselves, their coworkers, and visitors . Associates are also responsible for immediately reporting accidents, injuries, occupational illnesses and unsafe practices or conditions to their manager as well as the corporate office through the Incident Reporting Form. A The Car - Mart Incident Reporting Form l. Threats, acts of violence, and physical intimidation are prohibited . Possession of weapons on the job or on any Company premises is prohibited, unless permitted by law . No talk of violence or jokes about violence will be tolerated . As with any violation of the Code, Associates are responsible for reporting any unsafe behavior or condition regardless of whether they are directly involved or a witness .

Competition Page 22 BEING ACCOUNTABLE Car - Mart is committed to maintaining the highest standards of integrity in all aspects of competition . We believe in winning business based on the merit of our products and services, emphasizing their quality, functionality, and value . Our marketing and pricing strategies are developed independently, ensuring that we compete fairly and do not engage in any improper collaboration with competitors . This commitment extends to all aspects of our interactions with customers and service providers . We prohibit offering or accepting any improper payments, gratuities, or other forms of unethical incentives in connection with the purchase or sale of goods and services . Furthermore, we firmly stand against engaging in or supporting unlawful boycotts of specific customers, upholding the principles of fair and ethical competition in every aspect of our operations .

Anti - Money Laundering Money laundering is defined as the process of converting illegal proceeds so that funds are made to appear legitimate, and it is not limited to cash transactions . Involvement in such activities undermines our integrity, damages our reputation, and can expose Car - Mart and individuals to severe sanctions . Our Company forbids knowingly engaging in transactions that facilitate money laundering or result in unlawful diversion . Beyond this, America's Car - Mart is subject to Federal laws under the Office of Foreign Assets Control ("OFAC") . We take affirmative steps to detect and prevent unacceptable or illegal forms of payment and financial transactions . Anti - money laundering laws of the United States and other countries and international organizations require transparency of payments and the identity of all parties to transactions . We are committed to full compliance with applicable anti - money laundering laws and will conduct business only with reputable customers involved in legitimate business activities and transactions . A The Car - Mart Anti - Money Laundering Policy _ l Money laundering Red Flags If you observe red flags, follow local procedures for handling the transaction and, where applicable, reporting the suspicious activity. Someone who provides incomplete, false, or suspicious information, _,,. refuses to answer questions, or withholds identification. _,,. Page 23 BE I NG ACCOUNTABLE Making purchases in a way that avoids requirements, such as making multiple small transactions below the amount that would have to be . reported to the government • Payments using multiple money orders or large amounts of cash.

Avoiding Conflicts of Interest Page 24 BE I NG ACCOUNTABLE We have an obligation to make sound business decisions in the best interests of the Company without the influence of personal interests or gain . Our Company requires you to avoid any conflict, or even the appearance of a conflict, between your personal interests and the interests of our Company . A conflict exists when your interests, duties, obligations, or activities, or those of a family member are, or may be, in conflict or incompatible with the interests of Car - Mart . Conflicts of interest expose our personal judgment and that of our Company to increased scrutiny and criticism and can undermine the trust that others place in us . Should any business or personal conflict of interest arise, or even appear to arise, you must disclose it immediately to your supervisor or Associate Support for review . As it is impossible to describe every potential conflict, we rely on you to exercise sound judgment, to seek advice when appropriate, and to adhere to the highest standards of integrity .

Gifts and Entertainment Page 25 BEING ACCOUNTABLE • Promotional Items & brand materials • Coffee, Soda, pizza, donuts, or other snacks. • Pen, notepad, etc. 0 Prohibited r • Monetary gifts or equivalent, such as cash or gift cards • Items of substantial value that could influence decision - making • Extravagant entertainment or travel packages Receiving reasonable and appropriate business gifts, meals, and entertainment can promote good business relationships . However, we must always ensure that we neither give nor receive anything that might improperly influence a business decision . Car - Mart is dedicated to making decisions that are fair and transparent, which is crucial in protecting our reputation and exemplifying our commitment to integrity . Requesting or soliciting gifts, services, or contributions for personal gain, the Company, or others is not allowed, unless it's for officially approved charitable organizations by our Company . This helps keep our dealings with service providers and business partners ethical and compliant . Gifts, meals, travel, and entertainment should be moderate, appropriate to the region or local culture, and intended solely to support Car - Mart business relationships . If you are given a gift that you cannot decline, such as a holiday gift card that was shipped directly without prior notice, immediately report it to your manager to determine appropriate action . Acceptable Circumstances and Characteristics for Acceptable Gift Consideration: • Occur infrequently and not solicited • Are modest in nature and do not reflect special treatment • Align with our values and do not suggest a conflict of interest • Are transparent and can withstand public scrutiny Theft or Fraud Fraud or deception in any form, whether perpetrated on the Company, our Service Providers, our customers, or your co - workers, can constitute a criminal act and will not be tolerated . Stealing from the Company, its vendors, customers, or your coworkers, regardless of the value or nature of the item, is grounds for immediate termination . As a matter of Company policy we will investigate all reported incidents of theft and/or fraud . If necessary, we will involve the local police, discipline the guilty party (ies) and where appropriate, prosecute those involved .

Selection and Use of Third Parties / Procurement Page 26 BEING ACCOUNTABLE We believe in doing business with third parties that embrace and demonstrate high principles of ethical business behavior . We rely on service providers, contractors, and consultants to help us accomplish our goals . They are part of the Car - Mart team and should be treated according to our values . To create an environment where our service providers have an incentive to work with Car - Mart, they must be confident that they will be treated in an ethical manner . We offer fair opportunities for prospective third parties to compete for our business . The way we select our service providers and the character of the service providers we select reflect on how we conduct business .

Protecting Our Customers Page 28 CONSUMER FINANCE We are committed to transparent and honest communication regarding the terms and costs of consumer credit . This includes providing clear disclosures about interest rates, total costs, payment schedules, and potential penalties in all financing agreements . Staying educated on key consumer financial protection measures is paramount for Car - Mart associates to ensure compliance, foster trust, and mitigate risks . In addition, it helps associates communicate financial lending information accurately and ethically . Fair lending practices prevent discrimination in lending based on factors such as race, ethnicity, and gender . By staying up to date on fair lending requirements, associates can uphold ethical standards, promote inclusivity and mitigate risks . Continuous education on these protection measures not only aligns with legal requirements but also cultivates a culture of transparency, integrity, and customer - centricity within our Company . WE ADHERE TO COMPLIANCE WITH ALL LOCAL, STATE , AND FEDERAL REGULATIONS , SUCH AS· CFPB Regulations Fair Lending Act FCRA Anti - UDAAP SCRA Truth In Lending Act IF IN DOUBT - REACH OUT Contact your Superv i sor, Next leve l , AOM, Department Head, Assoc i ate Support, Lega l Dept, Compliance Dept, or the Eth i cs and Compliance Hotline

CONSUMER PRIVACY Page 29 CONSUMER FINANCE The Company's Associates and Service Providers, in the regular course of business, may regularly receive and transmit sensitive personal information about customers . The Company is committed to keeping customer information confidential in compliance with all applicable Privacy Laws and to safeguard customer information from unauthorized disclosure and use. A The Car - Mart Privacy Policy _ l

Page 30 CONSUMER FINANCE

Proprietary and Confidential Information SAFEGUARDING RESOURCES In carrying out Car - Mart's business, Associates, officers, and directors often learn confidential or proprietary information about our Company, its customers, prospective customers, or other third parties . Associates, officers, and directors must maintain the confidentiality of all information entrusted to them, except when disclosure is authorized or legally mandated . Confidential or proprietary information that should not be shared includes, among other things, any nonpublic information concerning Car - Mart, including its businesses, financial performance, and much of the information we share internally . Page 32 A The Car - Mart Privacy Policy t> l Confidentiality Applies to: ✓ Business Performance ✓ Financial Results ✓ Purchasing Costs ✓ Financing Terms ✓ Rates of Return ✓ Delinquency Percentages ✓ Personnel Information

Proper Use of Electronic Media SAFEGUARDING RESOURCES Our Company uses electronic communications and resources as routine parts of our business activities. It is essential that electronic resources used to perform Company business are protected to ensure that these resources are accessible for business purposes and operated in a cost - effective manner, that our Company's reputation is protected, and that we minimize risk . Social media is of growing importance in the marketplace. It enables us to learn from and share information with our stakeholders and communicate with the public about our Company . In addition to following all Company policies, a general rule to remember when utilizing s 6 cial media is to think about the effect of statements that you make . Keep in mind that these transmissions are permanent and easily transferable and can affect our Company's reputation and relationships with coworkers and customers . When using social media tools like blogs, Facebook, Twitter, or wikis, ensure that you do not make comments on behalf of Car - Mart or disclose confidential or proprietary information about our business, our service providers, or our customers . Additionally, taking actions on social media that would otherwise be violations of the Code of Conduct is prohibited . Unless authorized in writing, or by a member of management, Car - Mart Associates are not authorized to speak with the media, investors, and analysts on behalf of our Company unless authorized . You should never give the impression that you are speaking on behalf of Car Mart in communication that may become public . This includes posts to online forums, social media sites, biogs, chat rooms, and bulletin boards . This policy also applies to comments to journalists about specific matters that relate to our business, as well as letters to the editor and endorsements of products or services. A The Car - Mart Electronic Communication Policy "' l. You come across a trending social media discussion about car dealership partnerships. You recently heard rumors about Car - Mart What's your best action? Should you join the conversation and share the rumored acquisition details? Avoid engaging in the conversation. By not engaging, you avoid potentially spreading unconfirmed information or violating the policy against discussing company matters publicly. Page 33

Third Party Information Privacy SAFEGUARDING RESOURCES We take the protection of privacy for third parties that have entrusted us with information very seriously . We follow all applicable laws and regulations directed toward privacy and information security . We must safeguard all confidential information third parties share with us by ensuring that their information is only used for the reasons for which the information was provided . If you do not have a business reason to access this information, you should not do so . If you do, you must also take steps to protect the information against unauthorized use or release . A The Car - Mart Privacy Policy _ l. Page 34

Page 35 SAFEGUARDING RESOURCES

Manage Records Properly Our records are our Company memory, providing evidence of actions and decisions and containing data and information critical to the continuity of our business . Records consist of all forms of information created or received by the Company, whether originals or copies, regardless of media . Examples of Company records may include paper documents, e - mail, electronic files stored on disk, tape or any other medium (CD, USB data storage devices, etc . ) that contains information about our Company or our business activities . All records are the property of Car - Mart and should be retained in accordance with our Records Retention Policy . We are responsible for properly labeling and carefully handling confidential, sensitive, and proprietary information and securing it when not in use . All aspects of Car - Mart business are subject to document retention . We do not destroy official Company documents or records before the retention time expires, but do destroy documents when they no longer have useful business purpose . Refer to the Records Retention Schedule for more specific retention and destruction guidelines. A The Car - Mart Records Retention Policy _ f"l - t - t :> 0 m <( :: - = z - J: t - Scenario: During an office clean - up, you come across a box of paper documents that are seven years old, detailing past business transactions. Response: Refer to the Records Retention Schedule to check the specific retention period for such documents . If they exceed the retention time, arrange for their secure destruction . If not, they must be retained and stored securely . IF IN DOUBT - REACH OUT Contact your Supervisor, Next leve l, AOM, Department Head, Asso c iate SAFEGUARDING RESOURCES S u pport , Lega l Dept, Compliance Dept, or t he Ethics and Compliance Hot line . Page 36

SAFEGUARDING RESOURCES DEFINITION OF MATERIAL INFORMATION Material information is any information that could influence an investor's decision to buy, sell, or hold a company's securities. Page 37 Insider Trading You are prohibited from trading or enabling others to trade Company stock or stock of another Company such as a customer, service provider, competitor, potential acquisition, or alliance while in possession of material nonpublic information ("inside information") about that Company . Associates with insider information are not permitted to trade company stock until the second business day after the insider information has been disclosed to the public . All about we do Car - Mart or about business is considered non - public information companies with which confidential information . To use material non - public information in connection with buying or selling securities, including "tipping" others who might make an investment decision based on this information, is unethical and illegal . We must exercise the utmost care when handling material inside information . Restrict Discussions: Talk about confidential Car - Mart information only when it's necessary for someone's role within the company. No Speculative Trading: Refrain from trading Car - Mart stocks when you have any non - public, material information about the company. Guard Against Unintended Disclosure: Be mindful of your environment to prevent the accidental sharing of Car - Mart's sensitive information. I found out our company's sales are really good this quarter and hinted to my family they might want to buy some Car - Mart shares before we go public with the news. I didn't tell them why; just suggested they should trust my hunch. Is that okay? No, advising someone to trade stock based on insider knowledge is still illegal, even if you don't explain your reasoning.

Political Activities and Contributions Charitable Contributions You may support the political process through personal contributions or by volunteering your personal time to the candidates or organizations of your choice . These activities, however, must not be conducted on Company time or involve the use of any Company resources such as telephones, computers, or supplies . You may not make or commit to political contributions on behalf of Car Mart . We support community development throughout our operational footprint . Car - Mart Associates may contribute to these efforts, or may choose to contribute to organizations of their own choice . However, as with political activities, you may not use Company resources to personally support charitable or other non - profit institutions not specifically sanctioned or supported by our Company . IF IN DOUBT COMMITMENT TO COMMUNITY - REACH OUT Contact your Supervisor, Next level, AOM, Department Head, Associate Support, Legal Dept, Compliance Dept, or the Ethics and Compliance Hotline. Page 39

COMMITMENT TO COMMUNITY

America's Car - Mart, Inc . is committed to maintaining the highest standards of integrity and ethical conduct . We strongly encourage all our Associates to take advantage of the resources we have made available for guidance and support . If you have any questions, concerns, or need clarification regarding our policies and procedures, please do not hesitate to reach out . Remember, it is your responsibility and right to report any witnessed violations or misconduct . You can confidently voice any complaints or report potential violations by calling the number below . All communications are treated with confidentiality and respect . • Your immediate Supervisor ID (or Manager) 2) Your Next - Level Manager @ 2 Your Area Operations @ Manager or Department Head e Email ethics@car - mart.com l l Associate Support Ma Department Compliance Department Legal Department Compliance and Ethics Hotline (1 - 800 - 435 - 5858) . Ethics and Compliance Reporting Hotline 1 - 800 - 435 - 5858 Page 41

Copyright Disclaimer

 © 2024 America's Car - Mart, Inc. All rights reserved. This guide, including all text, graphics, logos, and images, is the property of America's Car - Mart, Inc. and is protected by United States and international copyright laws. This material may not be reproduced, distributed, transmitted, displayed, published, or broadcast without the prior written permission of America's Car - Mart, Inc. Any unauthorized use of the material contained in this guide is strictly prohibited. This guide is subject to change without notice and was published as a service to Car - Mart Associates and authorized personnel for information purposes only. AMERICA'S / \ CAR - MART